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                                                                     Exhibit 4.3

                        THE MONARCH MACHINE TOOL COMPANY

                   1984 RESTRICTED STOCK BONUS PLAN AS AMENDED

                     Plan Adopted by Board February 7, 1984
                  Program Approved by Shareholders May 1, 1984
                       Amended by Board February 10, 1998

                  1. PURPOSE. This Restricted Stock Bonus Plan (the "Plan") is designed to provide a means for the Company to make awards to key employees of the Company and of its affiliates, including officers and directors who are employees, of restricted stock bonuses of Common Shares of the Company, thereby giving these employees an interest in the Company's business, an additional incentive to work for its continued success, and a further reason to remain in the employ of the Company or of its affiliates. The term "affiliates" where used in the Plan means subsidiary corporations as defined in Section 425 of the Internal Revenue Code of 1954, as amended (the "Code").

                  2. ADMINISTRATION. The Plan shall be administered by a committee consisting of not less than three directors of the Company (the "Committee") to be appointed by, and to serve during the pleasure of, the Board of Directors of the Company. No director who has within one year been eligible to participate in the Plan shall be appointed a member of the Committee. The Committee shall have full power and authority to construe and interpret the provisions and to supervise the administration of the Plan. All decisions and designations made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members and shall be final.

                  3. EMPLOYEES WHO MAY PARTICIPATE IN THE PLAN. The employees to whom restricted stock bonuses are awarded (the "Recipient") shall be designated, from time to time, by the Committee. A restricted stock bonus may be awarded to any full-time salaried key employee of the Company or of an affiliate, including any director or officer who is a key employee.

                  4. SHARES SUBJECT TO THE PLAN. The aggregate number of Common Shares that may be awarded as restricted stock bonuses under the Plan shall not exceed 50,000, subject, however, to adjustment as provided in Section 7. The Common Shares to be awarded under the Plan shall be the Company's authorized Common Shares and may be unissued shares or treasury shares as the Committee, with the concurrence of the Board of Directors of the Company, may from time to time determine. To the extent the Company shall reacquire Common Shares for such purposes, the shares may be reacquired at the time restricted stock bonus awards are made, or from time to time in advance, whenever the Board of Directors of the Company may deem the purchase advisable. If any Common Shares subject to the Restrictions provided in Paragraph 5




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below are forfeited to the Company, those Common Shares shall again be available for the award of restricted stock bonuses under the Plan.

         5.       RESTRICTED SHARE AWARDS.

                  The Committee may issue Common Shares of the Company with restrictions as provided in this Paragraph 5 ("Restricted Shares") to a Recipient which Restricted Shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe in connection with the grant of an award pursuant to this Paragraph 5 (a "Restricted Share Award"):

                  (a) GENERAL. With respect to each grant of Restricted Shares, the Committee, in its sole discretion, shall determine the period during which the restrictions set forth at Paragraph 5(b) shall apply to the Restricted Shares (the "Restricted Period").

                  (b) RESTRICTIONS. At the time of grant of Restricted Shares to a Recipient, a certificate representing the number of Common Shares granted shall be registered in his name but shall be held by the Company for the account of the Recipient. The Recipient shall have the entire beneficial ownership interest in, and all rights and privileges of a shareholder as to, such Restricted Shares, including the right to receive dividends and the right to vote such Restricted Shares, subject to the following restrictions: (i) subject to Paragraph 5(c), the Recipient shall not be entitled to delivery of the share certificate until the expiration of the Restricted Period; (ii) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period; and (iii) all of the Restricted Shares shall be forfeited and all rights of the Recipient to such Restricted Shares shall terminate without further obligation on the part of the Company unless the Recipient remains in the continuous employment of the Company for the entire Restricted Period in relation to which such Restricted Shares were granted, except as provided by Paragraph 5(c). Any Common Shares received with respect to Restricted Shares as a result of a recapitalization adjustment pursuant to Paragraph 7 shall be subject to the same restrictions as such Restricted Shares.

                  (c)      TERMINATION OF EMPLOYMENT.

                  (i) RETIREMENT. If a Recipient ceases to be employed by the Company prior to the end of a Restricted Period by reason of normal retirement under a retirement plan of the Company or the Recipient otherwise retires with the consent of the Company, the number of Restricted Shares granted to such Recipient for such Restricted Period shall be reduced in proportion to the Restricted Period (determined on a quarterly basis) remaining after the Recipient ceases to be a Recipient and all restrictions on such reduced number of Common Shares shall lapse. A certificate for such Common Shares shall be delivered to the Recipient in accordance with the provisions of Paragraph 5(d) hereof. The Committee may, if it deems appropriate, direct that the Recipient receive a greater number of Common Shares free of all

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restrictions but not exceeding the number of Restricted Shares then subject to the restrictions of Paragraph 5(b).

                  (ii) DEATH. If a Recipient ceases to be employed by the Company prior to the end of a Restricted Period by reason of death, the Restricted Shares granted to such Recipient shall immediately vest in his beneficiary or estate and all restrictions applicable to such shares shall lapse. A certificate for such Common Shares shall be delivered to the Recipient's beneficiary or estate in accordance with the provisions of Paragraph 5(d).

                  (iii) ALL OTHER TERMINATIONS. If a Recipient ceases to be an employee of the Company or an affiliate of the Company prior to the end of a Restricted Period for any reason other than retirement or death, the Recipient shall immediately forfeit all Restricted Shares then subject to the restrictions of Paragraph 5(b) in accordance with the provisions thereof, except that the Committee may, if it finds that the circumstances in the particular case so warrant, allow a Recipient whose employment has so terminated to retain any or all of the Restricted Shares then subject to the restrictions of Paragraph 5(b) and all restrictions applicable to such retained shares shall lapse. A certificate for such retained shares shall be delivered to the Recipient in accordance with the provisions of Paragraph 5(d).

                  (d) PAYMENT OF RESTRICTED SHARES. At the end of the Restricted Period or at such earlier time as provided for in Paragraph 5(c), all restrictions applicable to the Restricted Shares shall lapse and a share certificate for a number of Common Shares equal to the number of Restricted Shares, free of all restrictions, shall be delivered to the Recipient or his beneficiary or estate, as the case may be. The Company shall not be required to deliver any fractional Common Share but will pay, in lieu thereof, the fair market value (measured as of the date the restrictions lapse) of such fractional Common Share to the Recipient or his beneficiary or estate, as the case may be.

                  6.       PERFORMANCE AWARDS.

                  The Committee may grant awards pursuant to this Paragraph 6 ("Performance Awards") to Recipients which shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe in connection with the grant of a Performance Award:

                  (a) AWARD PERIOD AND PERFORMANCE GOALS. The Committee shall determine and include in a Performance Award the period of time during which a Performance Award may be earned ("Award Period"). The Committee shall also establish performance objectives ("Performance Goals") to be met by the Company, affiliate or division during the Award Period as a condition to payment of the Performance Award. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

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                  (b) PERFORMANCE AWARD EARNED. The Performance Awards shall be expressed in terms of Common Shares and referred to as "Performance Shares"or "Performance Units" as the Committee shall specify. With respect to each Performance Award, the Committee shall fix the number of allocable Performance Shares. The level of Performance Goals attained will determine the percentage of Performance Shares earned for an Award Period. After completion of the Award Period, the Committee shall certify in writing the extent to which the performance goals and other material terms applicable to such award are attained. Unless and until the Committee so certifies, the Performance Award shall not be paid.

                  (c) PERFORMANCE AWARD PAYMENT. The Committee, in its discretion, may elect to make payment of the Performance Awards in Restricted Shares, Common Shares, cash or any combination of the foregoing. If the Performance Award is paid in Common Shares or Restricted Shares, the Company shall issue one Common Share or Restricted Share for each Performance Share or Unit earned. If the Performance Award is paid in cash, the cash payable shall be equal to the fair market value of the Performance Shares earned as of the last day of the Award Period.

                  (d) REQUIREMENT OF EMPLOYMENT. A grantee of a Performance Award must remain in the employment of the Company until the completion of the Award Period in order to be entitled to payment under the Performance Award; provided that the Committee may, in its sole discretion, provide for a partial or full payment of the Performance Award that would have been payable if the grantee had continued employment for the entire Award Period, which shall be paid at the same time as would have been paid if no termination of employment occurred.

                  (e) DIVIDENDS. The Committee may, in its discretion, at the time of the granting of a Performance Award, provide that any dividends declared on Common Shares during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a grantee, be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and used to increase the number of Performance Shares of the grantee.

                  7. ADJUSTMENT UPON CHANGES IN SHARES. In the event of any change affecting the Common Shares by reason of any share dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of Common Shares or other corporate change, or any distribution to a holder of Common Shares other than ordinary cash dividends, the Committee shall make such adjustment, if any, as it may deem appropriate to avoid dilution in the number and kind of shares authorized for issuance under the Plan and in the number and kind of shares covered by awards of Restricted Shares, Performance Shares and Performance Units.

                  8. ACQUISITION FOR INVESTMENT. Each Recipient receiving Common Shares hereunder may be required by the Company, in its sole discretion, to give a representation that he is acquiring the shares other than with a view to the distribution thereof. The Company may release any investment representation obtained if it subsequently determines that the representation is no longer required to insure that a sale or other disposition of the shares would

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not involve a violation of the provisions of the Securities Act of 1933, as amended, or of applicable state blue sky laws.

                  9. COMPLIANCE WITH SECURITIES LAWS AND EXCHANGE REQUIREMENTS. No award of Common Shares, Restricted Shares, and Performance Shares shall be made and no certificates for shares shall be issued or transferred until the Company shall have taken such action, if any, as is then required to comply with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Ohio Securities Act, as amended, and any other applicable state blue sky laws, and with the requirements of any exchange on which the Common Shares may, at the time, be listed.

                  10. NON-ASSIGNABILITY OF INCENTIVE AWARDS. No award of Restricted Shares, Performance Shares or Performance Units granted under the Plan shall be assigned, transferred, pledged, or otherwise encumbered by a Recipient, otherwise than by will, by designation of a beneficiary after death, or by the laws of descent and distribution, or be made subject to execution, attachment or similar process.

                  11. TERMINATION OR AMENDMENT. The Board of Directors may terminate, modify, or suspend the Plan with respect to prospective awards, except that no modification shall, without shareholder approval, increase the maximum number of shares that may be issued under the Plan or modify the terms regarding the lapse of Restriction.

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